CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Rongfu Aquaculture, Inc.

We hereby consent to the inclusion in this Registration Statement on Form S-1/A for Rongfu Aquaculture, Inc. of our report dated April 30, 2010 except for Note 1 which is October 5, 2010, relating to the consolidated balance sheets of Rongfu Aquaculture, inc. as of December 31, 2009 and 2008 and the related consolidated statements of income, stockholders’ equity and comprehensive income and cash flows for the years then ended, which appears in such Registration Statement.

Respectfully submitted,

/s/ Acquavella, Chiarelli, Shuster, Berkower & Co., LLP

Acquavella, Chiarelli, Shuster, Berkower & Co., LLP

New York, NY
October 5, 2010

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